Exhibit (a)(1)(D)

ReWalk Robotics Ltd.

Notice of Withdrawal from Participation in the Exchange Offer

ReWalk Robotics Ltd. (“ReWalk”) is making an offer (the “Exchange Offer”) to exchange certain outstanding options (“Eligible Options”) to purchase ordinary shares, NIS 0.01 nominal (par) value, of ReWalk (“Ordinary Shares”), granted pursuant to the ReWalk Robotics Ltd. 2014 Incentive Compensation Plan (the “2014 Plan”), for new restricted share units (“New RSUs”), subject to the terms and conditions set forth in the “Offer to Exchange,” dated September 6, 2017 (the “Offer to Exchange”).

If you previously elected to exchange your Eligible Options, but you would like to change your election and withdraw those Eligible Options, you must complete, sign and deliver this Notice of Withdrawal according to the instructions set forth in this Notice of Withdrawal. The deadline for receipt of this Notice of Withdrawal is no later than 4:59 p.m., New York time (11:59 p.m., Israel Time), on October 4, 2017 (or such later date as may apply if the Exchange Offer is extended).

I hereby withdraw my previously-delivered Notice of Election to participate in the Exchange Offer pursuant to the terms and conditions of the documents that make up the Exchange Offer, including the Offer to Exchange (collectively, the “Tender Offer Documents”). In doing so, I represent and acknowledge to ReWalk as follows:

•	The delivery of this Notice of Withdrawal rescinds any previously submitted Notice of Election and I will be treated as having chosen not to participate in the Exchange Offer and my Eligible Options will remain outstanding on their pre-existing terms and conditions;

•	This Notice of Withdrawal, once submitted, cannot itself be rescinded; and Eligible Options withdrawn pursuant to this Notice of Withdrawal will not be deemed properly tendered for purposes of the Exchange Offer; and

•	If I wish to tender Eligible Options at a subsequent time after properly completing, signing and delivering this Notice of Withdrawal, I must properly re-tender any Eligible Options before 4:59 p.m., New York time (11:59 p.m., Israel Time), on October 4, 2017 (or such later date as may apply if the Exchange Offer is extended) by submitting a new Notice of Election (a form of which is included in the Tender Offer Documents, as Exhibit (a)(1)(C), and has otherwise been provided to you) in accordance with the instructions set forth in the Offer to Exchange.

Please complete all of the following details and sign and date where indicated:

Given name:

Family name:

	DD	MM	YYYY

Signature		Date

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INSTRUCTIONS

1.	To withdraw your election to exchange Eligible Options pursuant to the Exchange Offer, you must properly complete, sign and date this Notice of Withdrawal and deliver it to the following contract: if you reside in the United States, Judy Kula, Director of Human Resources, at judy.kula@rewalk.com (the “Director of Human Resources”); and if you reside in Israel, Germany or the United Kingdom, Moran Perelman, International Controller of the Company, at moran.perelman@rewalk.com (the “International Controller”). Delivery of your properly completed and signed Notice of Withdrawal must be made by scanning and attaching it as an electronic file (in PDF or other readable format) to an e-mail sent to the relevant contact (such electronic delivery of this Notice of Withdrawal form, “Electronic Delivery”).

2.	If, and only if, you are unable to effect Electronic Delivery, you may deliver this properly completed and signed Notice of Withdrawal to the Director of Human Resources via mail or Federal Express (or similar delivery service) to the Company (“Non-Electronic Delivery”) at the following address:

If you reside in the United States

ReWalk Robotics Ltd.

c/o ReWalk Robotics Inc.

200 Donald Lynch Blvd.

Marlborough, Massachusetts 01752

Attention: Judy Kula, Director of Human Resources

If you reside in Israel, Germany or the United Kingdom

ReWalk Robotics Ltd.

3 Hatnufa Street, Floor 6

Yokneam Ilit, Israel

2069203

Attention: Moran Perelman, International Controller

3.	In order to be effective, the Director of Human Resources (if you reside in the United States) or the International Controller (if you reside in Israel, Germany or the United Kingdom) must receive your properly completed and signed Notice of Withdrawal, either via Electronic Delivery or Non-Electronic Delivery, before 4:59 p.m., New York time (11:59 p.m., Israel Time), on October 4, 2017 (or such later date as may apply if the Exchange Offer is extended).

4.	ReWalk intends to confirm receipt of this Notice of Withdrawal within four Israeli business days. If you have not received an e-mail confirmation within that time, we recommend that you confirm ReWalk’s receipt of this Notice of Withdrawal by e-mailing the Director of Human Resources at judy.kula@rewalk.com (if you reside in the United States) or the International Controller at moran.perelman@rewalk.com (if you reside in Israel, Germany or the United Kingdom).

5.	You should make a copy of this Notice of Withdrawal and retain it for your records.

6.	Please see the “Offer to Exchange,” dated September 6, 2017, for more details.

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